Exhibit 99.1

FORM 11-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to
Commission file number 1-10254

TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN

TOTAL SYSTEM SERVICES, INC.
1600 FIRST AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-5220

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2004, 2003, and 2002

(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP Suite 2000 303 Peachtree Street, NE Atlanta, GA 30308

Report of Independent Registered Public Accounting Firm

The Plan Administrator
Total System Services, Inc.

     Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2004 and 2003, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Plan’s administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2004 and 2003, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
April 1, 2005

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2004 and 2003

Assets

	2004	2003
Common stock of Total System Services, Inc. at market value - 1,755,356 shares (cost $34,279,114) in 2004 and 1,748,194 shares (cost $31,386,554) in 2003 (note 2)	$42,655,144	54,421,275
Dividends receivable	63,058	31,149
Contributions receivable	556,203	534,764

	$43,274,405	54,987,188

Plan Equity

Plan equity (4,537 and 5,489 participants at December 31, 2004 and 2003, respectively)	$43,274,405	54,987,188

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2004, 2003, and 2002

	2004	2003	2002
Dividend income	$219,155	123,777	108,225

Realized gain on distributions to participants (note 4)	2,854,674	4,026,165	1,913,128

Unrealized (depreciation) appreciation in common stock of Total System Services, Inc. (note 3)	(14,658,691)	28,701,678	(13,716,848)

Contributions (notes 1 and 2):
Participants	8,628,675	8,147,986	7,575,583

Participating employers:
Total System Services, Inc.	3,491,270	3,336,669	3,116,193
Columbus Depot Equipment Company	166	162	154
Columbus Productions, Inc.	38,340	45,584	49,355
TSYS Canada, Inc.	34,070	31,850	25,363
TSYS Total Debt Management, Inc.	65,411	56,446	62,385
ProCard, Inc.	103,896	95,316	27,653
Vital Processing Services, L.L.C.	469,370	481,998	511,160
Enhancement Services Corporation	55,934	15,092	—
TSYS Technology Center	56,227	11,092	—

Total employer contributions	4,314,684	4,074,209	3,792,263

Increase (decrease) in Plan equity before withdrawals	1,358,497	45,073,815	(327,649)

Withdrawals by participants — common stock of Total System Services, Inc. at market value (544,997 shares in 2004, 631,575 shares in 2003, and 441,103 shares in 2002) (notes 2 and 4)	(13,071,280)	(14,779,075)	(9,310,243)

(Decrease) increase in Plan equity for the year	(11,712,783)	30,294,740	(9,637,892)

Plan equity at beginning of year	54,987,188	24,692,448	34,330,340

Plan equity at end of year	$43,274,405	54,987,188	24,692,448

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(1)	Description of the Plan

The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS and subsidiaries (the Participating Employers).

TSYS serves as the plan administrator. Prior to August 1, 2002, the Plan agent was State Street Bank and Trust Company. Effective August 1, 2002, the Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Prior to July 1, 2002, all employees who work 20 hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work 20 hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. Effective December 31, 2002, employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan. Participants contribute to the Plan through payroll deductions as a percentage of compensation. The minimum contribution was 0.5%, and the maximum contribution ranges from 3% to 7%, based on years of service. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, postage, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their employer matching contributions being suspended.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him/her or TSYS prior to the date of such amendment or termination.

(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(2)	Summary of Accounting Policies

The investment in common stock of TSYS is stated at market value. The 2004 and 2003 market values are based on the closing price at year-end. The December 31, 2004 and 2003 market values were $24.30 and $31.13 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the market value per share at the date of the distribution to the participants.

Contributions to and withdrawals from the Plan are accounted for on the accrual basis. Common stock contributions are recorded at fair value.

During the year ended December 31, 2002, TSYS contributed one share of stock to each new employee, upon reaching three months of employment with TSYS. Such contributions were made to the employees’ accounts with the Plan, and resulted in an increase of employer contributions of $1,827 for the year ended December 31, 2002. Effective January 23, 2002, the Plan was amended to eliminate this gift stock program.

Dividend income is accrued on the record date.

The Plan’s investments consist of common stock of TSYS which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxed to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(3)	Unrealized (Depreciation) Appreciation in Common Stock of TSYS

Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:

	2004	2003	2002
Unrealized appreciation (depreciation) at end of year	$8,376,030	23,034,721	(5,666,957)
Unrealized appreciation (depreciation) at beginning of year	23,034,721	(5,666,957)	8,049,891

Unrealized (depreciation) appreciation for the year	$(14,658,691)	28,701,678	(13,716,848)

(4)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2004	2003	2002
Market value at dates of distribution or redemption of shares of common stock of TSYS	$13,071,280	14,779,075	9,310,243
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	10,216,606	10,752,910	7,397,115

Total realized gain	$2,854,674	4,026,165	1,913,128